Exhibit 4.2

EXECUTION VERSION

SECOND SUPPLEMENTAL INDENTURE

by and among

RENRE NORTH AMERICA HOLDINGS INC.,

as Issuer,

RENAISSANCERE HOLDINGS LTD.,

as Guarantor,

RENAISSANCERE FINANCE INC.,

as Co-Obligor

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

Dated as of July 3, 2015

$250,000,000

RenRe North America Holdings Inc.

RenaissanceRe Finance Inc.

5.75% Senior Notes due 2020

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture, dated as of July 3, 2015 (this “Supplemental Indenture”), to the Indenture, dated as of March 17, 2010 (as heretofore amended and supplemented, the “Indenture”), by and among RENRE NORTH AMERICA HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), as issuer, having its principal executive office located at 3128 Highwoods Boulevard, Suite 230, Raleigh, North Carolina 27604, RENAISSANCERE HOLDINGS LTD., a company duly organized and existing under the laws of Bermuda (the “Guarantor”), having its principal executive office located at Renaissance House, 12 Crow Lane, Pembroke HM 19, Bermuda, RENAISSANCERE FINANCE INC., a corporation duly organized and existing under the laws of the State of Delaware (“RenRe Finance”), as co-obligor, having its principal executive office located at 3128 Highwoods Boulevard, Suite 230, Raleigh, North Carolina 27604, and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, not in its individual capacity but solely as trustee (the “Trustee”), having its corporate trust office located at 60 Wall Street, 16th Floor, MS NYC 60-1630, New York, New York 10005, is effective upon the execution hereof by the parties hereto. Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Indenture.

RECITALS

WHEREAS, the Company has duly issued its 5.75% Senior Notes due 2020 (the “Notes”), in the original aggregate principal amount of $250,000,000, pursuant to the Indenture;

WHEREAS, Section 9.1(12) of the Indenture provides that, without the consent of any Holders, the Company and the Trustee may enter into an indenture or indentures supplemental thereto to amend or supplement any provision contained in the Indenture or in any supplemental indenture, provided that no such amendment or supplement shall materially adversely affect the interests of the Holders of any Securities then Outstanding;

WHEREAS, the Company, RenRe Finance and the Guarantor desire and have requested the Trustee to join with the Company, RenRe Finance and the Guarantor in entering into this Supplemental Indenture for the purpose of adding RenRe Finance as a co-obligor under the Notes and to make certain amendments to the Indenture, each as permitted by Section 9.1(12) of the Indenture; and

WHEREAS, the Company has delivered to the Trustee concurrently with the execution and delivery of this Supplemental Indenture an Officers’ Certificate and Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.3 of the Indenture, and the Company has satisfied all other conditions required under Article 9 of the Indenture to enable the Company, RenRe Finance, the Guarantor and the Trustee to enter into this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantor, RenRe Finance and the Trustee mutually covenant and agree as follows:

ARTICLE I.

ADDITION OF CO-OBLIGOR

Section 1.1. RenRe Finance as Co-Obligor. RenRe Finance hereby agrees to become a co-obligor of the Notes with the same obligations and duties as the Company under the Indenture and the Notes (including the due and punctual performance and observance of all of the covenants and conditions to be performed by the Company, including, but not limited to, the obligation to pay the principal of, premium, if any, and interest on the Notes, when due whether at maturity, by acceleration, redemption or otherwise), and with the same rights, benefits and privileges of the Company thereunder.

Section 1.2 Company Obligations. For the avoidance of doubt, the Company confirms that, notwithstanding the addition of RenRe Finance as a co-obligor of the Notes, (i) the Company is not being discharged from any of its obligations or covenants under the Indenture or the Notes and (ii) the Company’s obligations and duties under the Indenture and the Notes (including the due and punctual performance and observance of all of the covenants and conditions to be performed by the Company, including, but not limited to, the obligation to pay the principal of, premium, if any, and interest on the Notes when due, whether at maturity, by acceleration, redemption or otherwise), and the Company’s rights, benefits and privileges thereunder shall continue.

Section 1.3. Joint and Several Obligation. It is the intent of the parties hereto that (i) RenRe Finance shall jointly and severally with the Company, observe and perform the covenants, agreements, obligations and liabilities imposed upon the Company under the Indenture and the Notes, as co-obligor under this Supplemental Indenture in respect of the principal, premium, if any, of and interest on such Notes, (ii) a release of one or more of the Company and the Guarantor shall not in any way be deemed a release of RenRe Finance, and (iii) a separate action hereunder may be brought and prosecuted against one or more of the Company and the Guarantor without limiting any liability or impairing the right of a Holder of a Note to proceed against RenRe Finance.

Section 1.4 Waiver of Subrogation and Contribution Rights. With respect to the obligations of the Company and RenRe Finance under the Indenture (as supplemented by this Supplemental Indenture) and the Notes (including, without limitation, the obligation to pay the principal of, premium, if any, and interest on, the Notes when due, whether at maturity, by acceleration, redemption or otherwise) arising as a result of the joint and several liability of the Company and RenRe Finance, each of the Company and RenRe Finance hereby waives, and agrees that it shall not assert, enforce or otherwise exercise (a) any right of subrogation to any of the rights, remedies, powers, privileges that any Holder of a Note may have against the Company or RenRe Finance in respect of the Indenture (as supplemented by this Supplemental Indenture) and the Notes and (b) any right of recourse, reimbursement, contribution, indemnification or similar right that each of RenRe Finance and the Company may have against the other in respect of the Indenture (as supplemented by this Supplemental Indenture) and the Notes.

Section 1.5 Effect Upon Notes. The agreements of RenRe Finance herein shall be valid and obligatory with respect to any Note that heretofore or hereafter has been authenticated and delivered under the Indenture.

ARTICLE II.

AMENDMENT TO INDENTURE

Section 2.1. Patriot Act. Pursuant to Section 9.1(12) of the Indenture, Section 6.12 of the Indenture is hereby amended by deleting Section 6.12 thereof in its entirety and replacing it with the following:

“Section 6.12. USA Patriot Act.

In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (for example section 326 of the USA PATRIOT Act of the United States) (“Applicable Law”), the Trustee is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee. Accordingly, each of the parties agree to provide to the Trustee, upon its request from time to time such identifying information and documentation as to such party as may be available to such party in order to enable the Trustee to comply with Applicable Law.”

ARTICLE III.

MISCELLANEOUS PROVISIONS

Section 3.1. Rules of Interpretation. The rules of interpretation set forth in the Indenture shall be applied hereto as if set forth in full herein.

Section 3.2. Effectiveness of Supplemental Indenture. Upon the execution of this Supplemental Indenture by the Company, the Guarantor, RenRe Finance and the Trustee, the Indenture shall be amended and supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and each Holder of a Note heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 3.3. Ratification and Incorporation of Indenture. As supplemented hereby, the Indenture is in all respects ratified and confirmed, and the Indenture as supplemented by this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 3.4. Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of this Supplemental Indenture and signature pages for all purposes.

Section 3.5. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and performed in said state.

Section 3.6. Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.7. Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.8. Trustee’s Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters. Notwithstanding the foregoing, the Trustee acknowledges and agrees that it has properly authorized and duly executed this Supplemental Indenture and nothing contained in this Section 3.8 shall be deemed to limit such authorization and execution, nor shall this Section 3.8 be interpreted to in any way limit the Trustee’s authentication of the Notes.

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IN WITNESS WHEREOF, each of the Company, the Guarantor and RenRe Finance has executed this Supplemental Indenture by the signature of its authorized officers, and the Trustee has caused this Supplemental Indenture to be executed in its corporate name by its authorized officers, each as of the date above written.

RENRE NORTH AMERICA HOLDINGS INC., as Issuer		Witnessed by:

By:	/s/ Jeffrey D. Kelly	/s/ Adrian Beasley
	Name: Jeffrey D. Kelly	Name: Adrian Beasley
	Title: Director and Chief Executive Officer	Title: Corporate Counsel

RENAISSANCERE HOLDINGS LTD.,
as Guarantor, acknowledging the foregoing and confirming its obligations under its Senior Debt Securities Guarantee Agreement		Witnessed by:
/s/ Adrian Beasley
Name: Adrian Beasley
By:	/s/ Jeffrey D. Kelly	Title: Corporate Counsel
Name: Jeffrey D. Kelly
Title: Executive Vice President, Chief Operating Officer and Chief Financial Officer

RENAISSANCERE FINANCE INC.,
as Co-Obligor		Witnessed by:

By:	/s/ Jeffrey D. Kelly	/s/ Adrian Beasley
	Name: Jeffrey D. Kelly	Name: Adrian Beasley
	Title: Executive Vice President and Chief Financial Officer	Title: Corporate Counsel

[Second Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Trustee

By:	Deutsche Bank National Trust Company

By:	/s/ Jeffrey Schoenfeld
	Name:	Jeffrey Schoenfeld
	Title:	Vice President

By:	/s/ Irina Golovashchuk
	Name:	Irina Golovashchuk
	Title:	Vice President

[Second Supplemental Indenture]